Exhibit 99.2

NEWS RELEASE

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

CR-22-10

THE GEO GROUP RECEIVES REQUIRED CONSENTS FOR TRANSACTIONS TO

ADDRESS ITS DEBT MATURITIES AND STRENGTHEN ITS CAPITAL STRUCTURE

Boca Raton, Fla. – August 17, 2022 — The GEO Group, Inc. (NYSE: GEO) (“GEO” or the “Company”) announced today that it successfully received the required participation and/or consents of its secured and unsecured creditors to close the previously announced transactions (the “Transactions”) to comprehensively address the substantial majority of GEO’s outstanding debt previously scheduled to mature in 2023, 2024 and 2026. GEO expects the closing of the Transactions to occur on Friday, August 19, 2022, subject to customary closing conditions.

Whereas previously, GEO would have had to address approximately $2.0 billion in outstanding net debt maturities over the next four years, the Transactions will stagger the maturities of GEO’s outstanding debt further into the future. Based on final commitments and participation levels, as further discussed below, GEO’s revised gross debt maturities will be approximately $125 million in 2023; approximately $165 million in 2024; approximately $341 million in 2026; approximately $1.1 billion in 2027; and approximately $526 million in 2028.

Following the closing of the Transactions, GEO will have approximately $200 million in domestic unrestricted cash and cash equivalents and total liquidity of approximately $375 million. With its available liquidity, the expected future proceeds from the sale of certain non-core assets, and its current free cash flow run rate, GEO expects to be able to fully repay the outstanding debt amounts that will be due in 2023 and 2024, after giving effect to the Transactions, prior to their stated maturities.

Assuming consistent financial performance across its business units, over the next two years, GEO expects to be able to reduce net recourse debt by $200–250 million annually. Based on this level of debt reduction, GEO’s goal would be to decrease net leverage to below 3.5 times Adjusted EBITDA by the end of 2023 and to below 3 times Adjusted EBITDA by the end of 2024.

George C. Zoley, Executive Chairman of GEO, said, “We are very pleased to achieve the participation and/or consent levels required to successfully close the comprehensive Transactions we previously announced to address the substantial majority of our outstanding debt maturities. Importantly, the Transactions significantly reduce our total recourse debt due in 2023 and 2024 and stagger our debt maturities over a longer period of time.

We believe that these Transactions place GEO in a materially stronger financial position, and we look forward to using most of our free cash flow to continue to significantly deleverage our balance sheet for the foreseeable future. We remain optimistic that the successful completion of these Transactions, along with our continued focus on debt reduction, will have the potential to unlock additional equity value for our shareholders.”

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Contact: Pablo E. Paez	1-866-301-4436
Executive Vice President, Corporate Relations

NEWS RELEASE

As of 5:00 p.m., New York City time, on August 16, 2022, which marked the expiration of the exchange offers and consent solicitations under the Transactions, GEO received all required participation and/or consents from its secured and unsecured creditors, including holders of approximately 71% of the outstanding principal amount of GEO’s Senior Notes due 2023; holders of approximately 90% of the outstanding principal amount of GEO’s Senior Notes due 2024; holders of approximately 68% of the outstanding principal amount of GEO’s Senior Notes due 2026; and term lenders collectively holding approximately 87% of the aggregate principal amount of the term loans outstanding under GEO’s credit agreement dated March 23, 2017, as amended. GEO also received the required minimum participation from its revolving credit facility lenders.

For additional information on the mechanics of the Transactions, please refer to the Registration Statement, including the prospectus forming part thereto, GEO filed with the SEC on July 19, 2022, as amended on August 15, 2022 and declared effective by the Securities and Exchange Commission on August 16, 2022, relating to the exchange offers and consent solicitations for certain of its outstanding debt securities.

The exchange offers and consent solicitations described in the Registration Statement were made only by and pursuant to the terms and subject to the conditions set forth in the prospectus, and the information in this news release is qualified by reference to such prospectus and the Registration Statement. This news release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful.

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 102 facilities totaling approximately 82,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 18,000 employees.

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Contact: Pablo E. Paez	1-866-301-4436
Executive Vice President, Corporate Relations

NEWS RELEASE

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements, including our ability to successfully consummate the Transactions on the anticipated timeline or at all, our ability to repay debt due in 2023 and 2024, our ability to reduce net recourse debt by $200 million to $250 million annually over the next two years, our ability to decrease net leverage at the anticipated rate over the next two years, and our ability to successfully close on the expected sale of certain non-core assets on the anticipated timeline or at all. Readers are strongly encouraged to read the full cautionary statements contained in GEO’s filings with the SEC, including the risk factors set forth in the Registration Statement on Form S-4, as amended, including a prospectus and consent solicitation statement forming a part thereof, the Company has filed with the SEC. GEO disclaims any obligation to update or revise any forward-looking statements.

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Contact: Pablo E. Paez	1-866-301-4436
Executive Vice President, Corporate Relations